SUPERVISION AGREEMENT

Agreement dated and effective as of February 1, 2011 between THE SARATOGA ADVANTAGE TRUST, a Delaware business trust (herein referred to as the "Trust"), and SARATOGA CAPITAL MANAGEMENT, LLC, a Delaware limited liability company ("Saratoga").

WHEREAS, the Trust is an open-end diversified management investment company registered with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940 (the "1940 Act");

WHEREAS, the Trust is organized in series form and each such series is a separately capitalized series of shares of beneficial interest to be issued by the Trust pursuant to the Trust Registration Statement;

WHEREAS, this Agreement relates to the series of the Trust set forth on Schedule A hereto, as may be amended from time to time (each a "Portfolio");

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Trust and Saratoga agree as follows:

1.

Appointment of Saratoga. Saratoga hereby undertakes and agrees, upon the terms and conditions herein set to (i) monitor the performance of the Trust's outside service providers, including the Trust's administrator, agent and custodian, (ii) assist in the review of each Portfolio's financial statements and other regulatory filings, (iii) assist in the review of materials for Board meetings relating to the Portfolios and (iv) pay the salaries, fees and expenses of such of the Trust's officers, trustees or employees as are directors, officers or employees of Saratoga. The Investment Advisers shall have the sole ultimate discretion over investment decisions for the Trust's Portfolios.

2.

In connection herewith, Saratoga agrees to (i) maintain a staff within its organization to furnish the above services to the Portfolios and (ii) provide the Trust with persons satisfactory to the Trust's Board of Trustees to serve as officers and employees of the Trust.  Saratoga shall be reimbursed by the Portfolios for all out-of-pocket expenses it incurs in performing its duties hereunder.

3.

Except as otherwise provided in this Agreement and each Portfolio's advisory, sub-advisory and administration agreements, each Portfolio shall be responsible for all of its expenses and liabilities, including but not limited to organizational and offering expenses (which include out-of-pocket expenses, but not overhead or employee costs of Saratoga and each Portfolio's investment adviser and sub-advisers); expenses for legal, accounting and auditing services; tax and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distributions of dividends; charges of the Trust's custodians, sub-custodians, registrars, transfer agents, dividend-paying agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; costs of the determination of the Portfolios' daily net asset values; registration and filing fees of the Securities and Exchange Commission; expenses of registering or qualifying securities of the Portfolios for sale in the various states; freight and other charges in connection with the shipment of the Portfolios' portfolio securities; fees and expenses of non-interested trustees; travel expenses or an appropriate portion thereof of trustees and officers of the Trust who are directors, officers or employees of Saratoga or each Portfolio's investment adviser and sub-advisers to the extent that such expenses relate to attendance at meetings of the Board of Trustees or any committee thereof; costs of shareholders meetings; insurance; interest; brokerage costs; fees payable to the Trust's Administrator pursuant to an administration agreement; litigation and other extraordinary or non-recurring expenses.

4.

Remuneration. Each Portfolio agrees to pay Saratoga, and Saratoga agrees to accept as full compensation for the performance of all its functions and duties to be performed hereunder, a fee based on the total net assets of each Portfolio at the end of each business day as set forth on Schedule A hereto. Determination of net asset value of each Portfolio will be made in accordance with the policies disclosed in the Trust's registration statement under the 1940 Act. The fee is payable at the close of business on the last day of each calendar month and shall be made on the first business day following such last calendar day. The payment due on such day shall be computed by (1) adding together the results of multiplying (i) the total net assets of each Portfolio on each day of the month by (ii) the applicable daily fraction of the fee percentage rate of such Portfolio as set on Schedule A hereto and then (2) adding together the total monthly amounts computed for each Portfolio.

5.

Services Not Deemed Exclusive. The services provided hereunder by Saratoga are not to be deemed exclusive and Saratoga and any of its affiliates or related persons are free to render similar services to others and to use the research developed in connection with this agreement for other clients or affiliates. Nothing herein shall be construed as constituting Saratoga an agent of any of the Portfolios'  investment advisers and sub-advisers or of the Trust.

6.

Limit of Liability. Saratoga shall exercise its best judgment in rendering the services in accordance with the terms of this agreement. Saratoga shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Trust in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect Saratoga against any liability to a Portfolio or its shareholders to which Saratoga would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this agreement ("disabling conduct"). The Trust will indemnify Saratoga against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including but not limited to any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, not resulting from disabling conduct. Indemnification shall be made only upon the happening of one of the following events: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that Saratoga was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that Saratoga was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of trustees of the Trust who are neither "interested persons" of the Trust nor parties to the proceeding ("disinterested non-party trustees") or (b) an independent legal counsel in a written opinion. Saratoga shall be entitled to advances from the Trust for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, Saratoga shall provide to the Trust a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Trust has been met. In addition, at least one of the following additional conditions shall be met: (a) Saratoga shall provide security in form and amount acceptable to the Trust for its undertaking; (b) the Trust is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Trust at the time the advance is proposed to be made, that there is reason to believe that Saratoga will ultimately be found to be entitled to indemnification.

7.

Duration and Termination. This Agreement shall become effective as of the date hereof and shall continue in effect for two years from the date hereof (unless sooner terminated in accordance with this Agreement) and thereafter for successive annual periods, but only so long as such continuance is specifically approved at least annually with respect to each Portfolio by the affirmative vote of (i) a majority of the members of the Trust's Board of Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party and (ii) a majority of Trust's Board of Trustees.

Notwithstanding the above, this Agreement may nevertheless be terminated with respect to one or more Portfolios at any time, without penalty, by the Trust's Board of Trustees or by Saratoga upon sixty days written notice delivered to each party hereto. Any such notice shall be deemed given when received by the addressee.

8.

Amendment. This Agreement may be amended by the parties hereto upon written notice and acceptance by the other party.

9.

Severability. If any provisions of this Agreement shall be held or made unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

10.

Definitions. As used in this Agreement, the term "interested person" shall have the meaning set forth in Section 2(a)(19) of the 1940 Act.

11.

No Liability of Shareholders. This Agreement is executed by the Trustees of the Trust, not individually, but in their capacity as Trustees. None of the Shareholders, Trustees, officers, employees, or agents of the Trust shall be personally bound or liable under this Agreement, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder but only to the property of the Trust and, if the obligation or claim relates to the property held by the Trust for the benefit of one or more but fewer than all Portfolios, then only to the property held for the benefit of the affected Portfolio.

12.

Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

13.

Notices. Any notice hereunder shall be in writing and made by personal delivery, telex, facsimile or mail to the parties at the addresses set forth below.

If to the Trust:

The Saratoga Advantage Trust

1101 Stewart Avenue, Suite 207

Garden City, New York 11530

Tel: (516) 542-3000

Fax: (516) 542-3001

If to Saratoga:

Saratoga Capital Management, LLC

1101 Stewart Avenue, Suite 207

Garden City, New York 11530

Tel: (516) 542-3000

Fax: (516) 542-3001

or to such other address as to which the recipient shall have informed the other party in writing.

Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by telex, facsimile, or mail, on the date on which such telex, facsimile, or mail is sent.

14.

Counterparts. This agreement may be executed in more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15.

Notification of Change in Membership of Limited Liability Company. Saratoga agrees to notify the Trust of any change in the membership of Saratoga within a reasonable period of time after such change.

IN WITNESS WHEREOF, the parties hereto caused their authorized signatories to execute this agreement as of the day and year first written above.

THE SARATOGA ADVANTAGE TRUST

By: /s/ Bruce E. Ventimiglia

Name:  Bruce E. Ventimiglia

Title:  President, CEO and Chairman of the Board

SARATOGA CAPITAL MANAGEMENT, LLC

By: /s/ Bruce E. Ventimiglia

Name: Bruce E. Ventimiglia

Title:  President, CEO and Chairman

15807187.2.BUSINESS

Amended Schedule A to

Supervision Agreement

between

Saratoga Advantage Trust and Saratoga Capital Management, LLC

A. Name of Portfolio:

Alternative Strategies Portfolio (as of February 1, 2011)

James Alpha Global Enhanced Real Return Portfolio (as of February 1, 2011)

James Alpha Global Real Estate Investments Portfolio (as of [xx], 2011)

B. For each Portfolio above the Annual Supervision Fee as a Percentage of Daily Net

Assets is (the net assets of each of the James Alpha Portfolios above will be aggregated for purposes of determining the total Annual Supervision Fee for the James Alpha Portfolios and each James Alpha Portfolio will pay its proportionate share of the total Annual Supervision Fee):

0.10% on the first $250,000,000

0.075% on the next $250,000,000

0.050% on the next $500,000,000

0.025% above $1,000,000,000

The Minimum Annual Supervision Fee for each Portfolio above is $15,000 per year